Exhibit 99

UMH PROPERTIES, INC.

Juniper Business Plaza

3499 Route 9 North, Suite 3-C Freehold, NJ 07728

(732) 577-9997

Fax: (732) 577-9980

FOR IMMEDIATE RELEASE	October 7, 2020
Contact: Nelli Madden
732-577-9997

UMH PROPERTIES, INC. ENTERS INTO NEW REVOLVING CREDIT AGREEMENT

FREEHOLD, NJ, October 7, 2020 ........ UMH Properties, Inc. (NYSE: UMH), today announced that it entered into a revolving line of credit secured by rental homes and rental home leases in several of our manufactured home communities with FirstBank (the “Facility”). The Facility allows for proceeds of $20 million and is expandable to $30 million with an accordion feature. The Facility has a three-year term with competitive pricing.

Samuel A. Landy, President and Chief Executive Officer commented, "UMH is pleased to announce this new Facility. FirstBank understands the solution to the rural affordable housing crisis is rental manufactured homes in professionally managed communities. Residents live in 1,000 sq. ft., three-bedroom, two-bathroom homes on 5,000 sq. ft. lots with their own driveway and no common wall neighbors for rents as low as $750 per month. The quality of the product and the affordability of the rent have enabled UMH to achieve 95% rental occupancy and 98% rent collection through the COVID-19 crisis. The ability to tap into the rental home equity at low rates will allow UMH to continue to provide the highest quality affordable housing while generating increased returns for shareholders. We look forward to entering this new relationship with FirstBank and expanding upon this program in the future.”

UMH Properties, Inc., which was organized in 1968, is a public equity REIT that owns and operates 124 manufactured home communities with approximately 23,400 developed homesites. These communities are located in New Jersey, New York, Ohio, Pennsylvania, Tennessee, Indiana, Michigan and Maryland.

# # # #